Exhibit 35.1

SERVICER COMPLIANCE STATEMENT
I, Christopher P. Sighinolfi, certify that:

1.A review of the activities of Kansas Gas Service, a division of ONE Gas, Inc. (the “Servicer”) during the reporting period covered by this Report on Form 10-K and of its performance under that certain Servicing Agreement dated as of November 18, 2022 between Kansas Gas Service Securitization, L.L.C., as the Issuing Entity, and the Servicer (the "Servicing Agreement") has been made under my supervision.

2.To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Servicing Agreement in all material respects throughout the reporting period.

Date: March 26, 2026

/s/ Christopher P. Sighinolfi
Christopher P. Sighinolfi
Chief Financial Officer